Exhibit 10.2

SEVERANCE, CONFIDENTIALITY, NONSOLICITATION

AND NONCOMPETITION AGREEMENT

This Severance, Confidentiality, Nonsolicitation and Noncompetition Agreement (this “Agreement”) is entered into as of                     , 2010, by and between                      (“Employee”), an individual, and Rural/Metro Corporation, a Delaware corporation (the “Company” or “Rural/Metro”).

Rural/Metro believes it is in Rural/Metro’s best interests to employ or continue to employ Employee. Due to Employee’s experience, Employee has particular skills and knowledge that are valuable to Rural/Metro, its customers, and its financial stakeholders.

As an inducement to Employee to execute this Agreement and in exchange for Employee’s promises and obligations contained in this Agreement which will directly and/or indirectly benefit the business interests of Rural/Metro, Rural/Metro offers and Employee accepts as consideration the following: (i) Rural/Metro’s offer of employment or continuing employment and the benefits associated with that employment; (ii) Rural/Metro’s promise of granting Employee access to confidential information necessary to perform Employee’s duties; (iii) the actual grant to Employee by Rural/Metro of such confidential information necessary to perform Employee’s duties; (iv) Rural/Metro’s promise to provide Employee with valuable training; (v) the actual provision of valuable training to Employee by Rural/Metro; (vi) Rural/Metro’s promise to provide Employee access to its business and customer relationships and goodwill; (vii) the actual provision to Employee by Rural/Metro of access to its business, customer relationships, and goodwill; (viii) Rural/Metro’s obligations to Employee contained in this Agreement; (ix) Rural/Metro’s promise to permit or continue to permit Employee to participate in its various benefit plans and programs on the terms and conditions thereof from time to time; and (x) such other sufficient consideration of which Employee acknowledges receipt.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee agree as follows:

1. Nature of Employment Relationship. Employee acknowledges and understands that the employment relationship between Rural/Metro and Employee is strictly an “at will” relationship and that Employee’s employment may be terminated by either Employee or Rural/Metro at any time and for any reason with or without cause or notice by either Employee or Rural/Metro. Employee further acknowledges and understands that Employee remains subject at all times to all policies and procedures generally applicable to employees of Rural/Metro as in effect from time to time, except that to the extent that the terms and conditions of this Agreement are inconsistent with the terms and conditions of any such policies or procedures, the terms and conditions of this Agreement shall prevail.

2. Compensation in the Event of Termination.

(a) Definitions. For purposes of this Agreement:

(1) “Affiliate” means any employer with which Rural/Metro would be considered to be a single employer under Sections 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”), using fifty (50%), rather than eighty (80%), as the percentage of ownership required with respect to such Code sections. The status of an entity as an Affiliate relates only to the period of time during which the entity is so affiliated with the Company.

(2) “Cause” will exist if the Company determines that Employee (i) willfully or through gross negligence acted or failed to act in a manner that materially damages the Company, any Affiliate, its stockholders or the Company’s or any Affiliate’s financial condition or reputation or involves fraud; (ii) materially violated the Company’s published policies or codes, including but not limited to the Company’s ethics policies and codes as in effect from time to time if such violation has not been cured within fifteen (15) days after notice by the Company reasonably identifying such failure or breach; provided that no notice and cure opportunity need be provided if Employee had knowledge of the policy or code at the time of the violation and the violation is not reasonably curable as determined by the Company; (iii) impeded, interfered, or failed to reasonably cooperate with an investigation authorized by the Board of Directors of the Company or willfully failed to follow a legal and proper directive from the Employee’s supervisor(s); (iv) misrepresented or concealed a material fact for purposes of securing employment with the Company or this Agreement; (v) abused alcohol and/or drugs in a manner that materially impacts Employee’s ability to successfully perform the duties or obligations of the position or positions held by Employee; or (vi) willfully failed to perform the duties or obligations of the position or positions held by Employee or otherwise breached Employee’s duties or obligations of the position or positions held by Employee, if such failure or breach has not been cured within fifteen (15) days after notice by the Company reasonably identifying such failure or breach; provided that no notice and cure opportunity need be provided if the failure or breach relates to any matter included in subparts (i), (iii), (iv) or (v) of this Section 2(a)(2) or is otherwise not reasonably curable as determined by the Company. Notwithstanding anything in this Section 2(a)(2) to the contrary, the failure of the Company or any Affiliate to achieve budgeted or projected financial or similar performance objectives shall not, in and of itself, be considered a breach of any obligation under this Agreement or otherwise constitute “Cause” as defined herein.

(3) “Good Reason” means (i) any material diminution of Employee’s position, authority and duties under this Agreement; (ii) Employee is required to relocate to an employment location that is more than 50 miles from Employee’s current employment location; (iii) Employee’s Base Salary rate is reduced to a level that is less than the rate paid to Employee during the immediately prior calendar year, unless Employee has agreed to said reduction or unless the Company makes an across-the-board reduction that applies to all Company executives; or (iv) the Company materially breaches any of its obligations under this Agreement. Notwithstanding the above provisions, a condition shall not be considered “Good Reason” unless (i) Employee gives the Company written notice of such condition within 30 days after the material facts regarding such condition become known to Employee; (ii) the Company fails to cure such condition within 20 days after receiving Employee’s written notice; and (iii) Employee terminates his employment within 20 days after the expiration of the Company’s cure period.

(4) “Disability” shall be deemed to exist if Employee is unable, despite reasonable accommodation, to perform the essential functions of his current position due to physical or mental illness, injury or other medical condition for a period of not less than six (6) full months in any twelve- (12-) month period.

(5) “Separation from Service” means, within the meaning of Section 409A of the Code and the regulations and other guidance issued thereunder by the United States Department of Treasury and the Internal Revenue Service (collectively, “Section 409A”), the termination of employment of Employee with Rural/Metro and all its Affiliates. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate that there was a reasonable anticipation that no further services would be performed after the termination date or that the level of bona fide services Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six- (36-) month period (or the full period of services if less than thirty-six (36) months). The employment relationship shall be treated as continuing intact while Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with Rural/Metro or its Affiliates under an applicable statute or by contract

(b) Cause or Resignation without Good Reason. If Employee’s employment is terminated by the Company for Cause or by Employee without Good Reason, Employee shall receive (i) payment of any earned but unpaid Base Salary earned up to and including the date of termination; and (ii) reimbursement of any unreimbursed business expenses incurred up to and including the date of termination (together, the “Accrued Obligations”).

(c) Death or Disability. If Employee’s employment terminates as a result of Employee’s death or Disability, Employee, or Employee’s estate, if applicable, shall receive the Accrued Obligations and any vested benefits that Employee, or Employee’s estate, may be entitled to receive under any Company disability or insurance plan or other applicable employee benefit plan.

(d) Without Cause or for Good Reason. If Employee’s employment is terminated by the Company without Cause of by Employee for Good Reason, provided that Employee’s termination of employment constitutes a Separation from Service, Employee shall receive (subject to all of the terms and conditions of this Agreement, including without limitation Section 2(e), Section 2(f) and Section 12): (i) the Accrued Obligations; (ii) the continuation of Employee’s then Base Salary for (A) twelve (12) months after the date of termination of employment, less lawfully required withholdings, paid in accordance with the Company’s generally-applicable payroll practices; (iii) payment of any incentive compensation or bonus pursuant to any company Management Incentive Plan maintained from time to time (“MIP”) (less lawfully required withholdings, and payable at the time payments are made to MIP participants generally), which was earned in or payable with respect to performance during the plan year immediately prior to the plan year in which the termination occurs and which has not been paid as of the date of termination (so long as Employee (x) was employed through the final day of the plan year in which the incentive compensation or bonus was earned; and (y) had not given notice of termination without Good Reason or received notice of termination for Cause, in either case prior to the final day of the plan year); and (iv) a portion of the Employee’s COBRA coverage premiums for 18 months (or such shorter time if such coverage terminates under Section 4980B of the Internal Revenue Code), provided that Employee shall continue to pay the same amount toward the cost of such premiums as paid immediately prior to the last day of Employee’s active employment and shall comply with applicable election and eligibility requirements.

(e) Release Agreement. Notwithstanding anything to the contrary herein, any payment made or benefit furnished under Section 2(d) shall commence sixty (60) days after the date of the Executive’s Separation from Service; provided that the Executive has executed and submitted to the Company a release of claims in form and substance as reasonably requested by the Company (“Release Agreement”) and the seven- (7-) day period during which the Executive is entitled to revoke the Release Agreement has expired on or before such sixtieth (60th) day. If the Release Agreement is not timely submitted to the Company, no payments under Section 2(e) shall be made, notwithstanding anything to the contrary herein.

(f) Potential Six-Month Delay of Payments.

(1) When Delay Occurs under Section 409A. If upon a Separation from Service Employee is a Specified Employee and if the payments under this Section 2 would be considered deferred compensation under Section 409A, and finally if an exemption from the six- (6-) month delay requirement of Section 409A is not available, the payments for the first six (6) months following Employee’s Separation from Service shall be paid to Employee in a single sum on the first (1st) day of the seventh (7th) month immediately following the month in which Employee’s Separation from Service occurs. All other payments shall be made in accordance with Section 2(d).

(2) Specified Employee Defined. “Specified Employee” shall mean an employee who at the time of Separation from Service is a key employee of Rural/Metro, if any stock is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder, disregarding Section 416(i)(5)) at any time within the twelve- (12-) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve- (12-) month period that begins on the first day of January following the close of the identification period.

3. Confidentiality; Non-Disclosure; Ownership of Work.

(a) Confidentiality; Non-Disclosure. During the course of Employee’s employment, Employee will become exposed to a substantial amount of confidential and proprietary information, including, but not limited to, financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or information of Rural/Metro or its Affiliates (collectively the “Confidential and Proprietary Information”). Due to Employee’s senior position with Rural/Metro or its Affiliates, Employee acknowledges that Employee regularly receives Confidential and Proprietary Information with respect to Rural/Metro and/or its Affiliates; for the avoidance of doubt, all such information is expressly included in the defined term “Confidential and Proprietary Information.” In the event Employee’s employment is terminated by either party for any reason, Employee promises that Employee will not retain, use, take with Employee or make any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including paper, digital or other storage in any form) nor will Employee disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that (i) is or becomes publicly known through no violation of this Agreement, (ii) is lawfully received by the Employee from any third party without restriction on disclosure or use, (iii) is required to be disclosed by law, or (iv) is expressly approved in writing by Rural/Metro for release or other use by the Employee. The provisions of this paragraph shall survive the termination of this Agreement.

(b) Ownership of Work, Materials and Documents. All records, reports, notes, compilations, software, programs, designs and/or other recorded or created matters, copies thereof or reproductions, in whatever media form and whether stored on devices owned by the Company or owned by Employee, relating to the Company’s and its Affiliates’ trade secrets, operations, activities, or business, made or received by Employee during any past, present or future employment with the Company and its Affiliates are and shall be works made for hire and are, or shall become the exclusive property of the Company. Immediately upon the Company’s request at any time during or following the term of this Agreement, Employee shall return to the Company any and all Confidential and Proprietary Information and any other property of the Company or any Affiliate then within Employee’s possession, custody and/or control. Failure to return this property, whether during the term of this Agreement or after its termination, shall be a breach of this Agreement. The provisions of this paragraph shall survive the termination of this Agreement.

4. Covenant -Not-to-Compete.

(a) Interests to be Protected. The parties acknowledge that during the term of Employee’s employment, Employee will perform essential services for the Company and its Affiliates, employees and shareholders, and for municipalities and other persons or entities with which the Company or one or more of its Affiliates contracts or to or through which the Company or one or more of its Affiliates provides services (collectively, “clients”) of the Company. For purposes of this Section 4, reference to the Company shall include reference to the Company and its Affiliates. Therefore, Employee will be given an opportunity to meet, work with and develop close working relationships with the Company’s clients on a first-hand basis, and Employee will gain valuable insight as to the clients’ operations, personnel and need for services. In addition, Employee will be exposed to, have access to, and be required to work with, a considerable amount of the Confidential and Proprietary Information. The parties also expressly recognize and acknowledge that the personnel of the Company have been trained by, and are valuable to the Company, and that if the Company must hire new personnel or retrain existing personnel to fill vacancies it will incur substantial expense in recruiting and training such personnel. The parties expressly recognize that should Employee compete with the Company in any manner whatsoever, it could seriously impair the goodwill and diminish the value of the Company’s business. The parties acknowledge that these covenants set forth throughout this Section 4 have an extended duration; however, they agree that these covenants are reasonable and necessary for the protection of the legitimate business interests of the Company. For these and other reasons, and the fact that there are many other employment opportunities available to Employee if Employee’s employment with the Company should terminate (including opportunities in industries or lines of business in which the Company does not participate), the parties are in full and complete agreement that the following restrictive covenants (which together are referred to as the “Covenant-Not-To-Compete”) are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with legal counsel before entering into this Agreement.

(b) Devotion to Employment. Employee shall devote substantially all Employee’s business time and efforts to the performance of Employee’s duties on behalf of the Company. During Employee’s term of employment, Employee shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of the Company, engage in any outside employment, or in any activity competitive with or adverse to the Company’s business, practice or affairs, whether alone or as partner, manager, officer, director, employee, shareholder of any corporation or as a trustee, fiduciary, consultant or other representative. This is not intended to prohibit Employee from engaging in nonprofessional activities such as personal investments or conducting to a reasonable extent private business affairs which may include other boards of directors’ activities, as long as they do not conflict with the Company and, in the case of positions on boards of directors or similar bodies, receive the prior written approval of the Company. Participation to a reasonable extent in civic, social or community activities is encouraged. Notwithstanding anything herein to the contrary, any non-Company activities shall be conducted in compliance with the Company’s corporate governance policies and other policies and procedures as in effect from time to time.

(c) Non-Solicitation of Clients. During the term of Employee’s employment with the Company and for a period, after the termination of employment with the Company, equal to the greater of (a) twelve (12) months or (y) if Employee receives a Severance Payment under and as defined in that certain Change of Control Agreement entered into between Employee and the Company (as amended, supplemented, replaced or otherwise modified from time to time) twenty-four (24) months (as applicable, the “Non-Compete Period”), regardless of who initiates the termination and for whatever reason, Employee shall not directly or indirectly, for Employee, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, call upon, contact, encourage, handle, accept or solicit client(s) or prospective clients of the Company with whom (i) Employee worked as an employee of the Company at any time prior to termination, or at the time of termination; or (ii) about whom Employee possessed or had access to Confidential and Proprietary Information at any time prior to termination, or at the time of termination, for the purpose of soliciting, providing or selling such client(s) or prospective client(s) services that are the same, similar, or related to the services that the Company provides, or has prepared or offered to provide, to such client(s) or prospective client(s).

(d) Non-Solicitation of Employees. During the term of Employee’s employment with the Company and for the Non-Compete Period, regardless of who initiates the termination and for any reason, Employee shall not knowingly, directly or indirectly, for Employee, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, seek to hire any Company employees for the purpose of having such employee engage in services that are the same, similar or related to the services that such employee provided for the Company. For the purposes of this Section 4(d), “Company employee” shall include not only a common law employee but also any individual who (i) is employed by or who works as a contractor for the Company at any time during the 12-month period preceding the termination of this Agreement, or (ii) is employed by or who works as a contractor for the Company at any time during the Non-Compete Period.

(e) Competing Business. During the term of this Agreement and for the Non-Compete Period, Employee shall not, directly or indirectly, for Employee, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, engage in the same or similar business as the Company, which would be in competition with any Company line of business of the Company, in any geographical service area where the Company is engaged in business, or was considering engaging in business at any time prior to the termination or at the time of the termination of Employee’s employment. Without limiting the foregoing or any other aspect of this Covenant-not-to-Compete, Employee further specifically acknowledges and agrees that the limitations set forth in this Section 4(e) expressly preclude competitive activity of any nature in any geographical service area by Employee for or on behalf of American Medical Response (AMR) or any of AMR’s, Affiliates, successors or assigns. If the geographical service areas described above in this Section 4(e) should be found by a court to be unreasonable in scope, then the geographical service areas applicable herein shall be the geographical service areas in which Employee performed Employee’s duties pursuant to this Agreement. For the purposes of this provision, the term “competition” shall mean directly or indirectly engaging in or having a substantial interest in a business or operation which is, or will be, performing the same or similar services as those provided by the Company.

(f) Extension of Period. Employee agrees that the Non-Compete Period shall be extended for a period of time equal to the duration of any breach thereof by Employee.

(g) Judicial Amendment. If the scope of any provision of Sections 3 or 4 of this Agreement is found by a court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce Sections 3 or 4 of this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, it shall not affect the validity of the remaining provisions of this Agreement.

(h) Injunctive Relief, Damages and Forfeiture. Due to the nature of Employee’s position with Rural/Metro, and with full realization that a violation of Section 3 or 4 will cause immediate and irreparable injury and damage, which is not readily measurable, and to protect Rural/Metro’s interests, Employee understands and agrees that, in addition to instituting arbitration proceedings to recover damages resulting from a breach of this Agreement, Rural/Metro will be entitled to obtain temporary, preliminary, and permanent injunctive relief in any state or federal court of competent jurisdiction in Maricopa County, Arizona, to cease or prevent any actual or threatened violation of this Agreement on the part of Employee without being required to post a bond or other security. In any action brought pursuant to this Section 4(h), the prevailing party shall be entitled to an award of attorneys’ fees and costs.

(i) Survival. The provisions of this Section 4 shall survive the termination of this Agreement.

5. Cooperation; No Disparagement. During the Non-Compete Period, Employee agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning the Employee’s previous employment responsibilities and functions with the Company. Additionally, at all times after the Employee’s employment with the Company has terminated, Company and Employee agree to refrain from making any disparaging or derogatory remarks, statements and/or publications regarding the other, its employees or its services. In consideration for such cooperation, Company shall reimburse Employee for Employee’s reasonable out-of-pocket expenses incurred in connection with such cooperative efforts. Except as permitted in accordance with Section 409A, expenses for reimbursement during one taxable year may not affect expenses eligible for reimbursement in another calendar year; reimbursements of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and the expense is not subject to liquidation or exchange for another benefit.

6. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

7. Assignment by Company. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity. Upon such consolidation, merger or transfer of assets and assumption, the term “Company” as used herein shall mean such other corporation or entity, as appropriate, and this Agreement shall continue in full force and effect.

8. Entire Agreement. This Agreement embodies the complete agreement of the parties hereto with respect to the subject matter hereof and supersede any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter hereof. This Agreement may be amended only in writing executed by the Company and Employee.

9. Governing Law; Exclusive Venue. Because the Company has its principal place of business located in Scottsdale, Arizona, and because it is mutually agreed that it is in the best interests of the Company and all of its employees that a uniform body of law consistently interpreted be applied to the employment agreements to which the Company is a party, this Agreement shall be deemed entered into by the Company and Employee in Scottsdale, Arizona. The law of the State of Arizona, without regard to its conflict of laws provisions, shall govern the interpretation and application of all of the provisions of this Agreement. The parties expressly agree to submit to the exclusive jurisdiction and exclusive venue of the courts in Maricopa County, Arizona in connection with any litigation which may be brought with respect to a dispute between the parties, regardless of where Employee resides or where the services required by this Agreement are performed. Employee irrevocably waives Employee’s right, if any, to have any disputes between Employee and the Company decided in any jurisdiction or venue other than a court in the State of Arizona.

10. Notice. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three (3) days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

if to the Company:	Rural/Metro Corporation 9221 East Via de Ventura Scottsdale, Arizona 85258 Attention: General Counsel

if to Employee:

11. Dispute Resolution. Any dispute, controversy, or claim, whether contractual or non-contractual, including without limitation any federal or state statutory claim, common law or tort claim, or claim for attorneys fees, between the parties hereto arising directly or indirectly out of, or connected with, this Agreement and/or the parties’ employment relationship, unless mutually settled by the parties hereto, shall be resolved by binding arbitration conducted pursuant to the Federal Arbitration Act and in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”). The parties agree that before proceeding to arbitration that they will mediate their disputes before a mutually selected mediator. If the parties are unable to mutually select a mediator, then the parties shall jointly request that the AAA appoint a mediator. Any arbitration shall be conducted by an arbitrator mutually selected by the parties. If the parties are unable to mutually select an arbitrator, the parties shall jointly request that the AAA appoint an arbitrator. All such disputes, controversies or claims shall be conducted by a single arbitrator, unless the parties mutually agree that the arbitration shall be conducted by a panel of three (3) arbitrators. The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) may award damages to the prevailing party. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in the Phoenix/Scottsdale metropolitan area. The Company shall initially pay all AAA, mediation, and arbitrator’s fees and costs. The arbitrator(s) may award reasonable attorneys’ fees and/or costs to the prevailing party.

12. Withholding; Release. All of Employee’s compensation under this Agreement will be subject to income reporting, tax deduction, and tax withholding authorized or required by applicable law. The Company’s obligation to make any post-termination payments hereunder (other than the Accrued Obligations), shall be subject to receipt by the Company from Employee of a release consistent with Section 2(e) of this Agreement, and compliance by Employee with the covenants set forth in Sections 3, 4 and 5 hereof.

13. Non-Waiver; Construction; Counterparts. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Agreement shall be construed fairly as to both parties and not in favor of or against either party, regardless of which party prepared the Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

14. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective successors and assigns; provided, however, that the rights and obligations of Employee under this Agreement shall not be assignable. This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing herein shall be construed to provide any right to any other entity or individual.

15. Employee Representations. Employee hereby represents that he is not subject to any contract or other restriction that would prevent, or in any way interfere with, his accepting employment with the Company and performing any or all of Employee’s duties contemplated pursuant to this Agreement. Employee further acknowledges that the Company has directed him to not misappropriate any confidential information or trade secrets from any prior employer or third party for use in the performance of his duties with the Company.

16. Section 409A. Company and Employee intend that this Agreement comply with Section 409A. The parties hereby agree that this Agreement shall be construed in a manner to comply with Section 409A and that, should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by legal counsel for Company to achieve compliance with Section 409A. By execution and delivery of this Agreement, Employee irrevocably waives any objections Employee may have to the amendments required by Section 409A.

17. Tax Treatment. Notwithstanding any other provision of this Agreement, the federal, state, and local income and/or other tax treatment of payments and benefits under this Agreement shall not be, and is not, warranted or guaranteed. Neither the Company, its directors, officers, employees, agents, attorneys, nor any of their designees shall be liable for any taxes, penalties, or other monetary amounts owed by Employee or any other person as a result of the Agreement, any deferral or payment under the Agreement, or the administration of the Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

RURAL/METRO CORPORATION, a Delaware corporation

By:
Its:

EMPLOYEE:

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